February 25, 2026

Re:    Separation Agreement Amendment

Dear James:

    Reference is made to the Separation Agreement, dated as of December 16, 2025, between you and Traeger Pellet Grills, LLC (the “Company”) on its own behalf and on behalf of its wholly owned subsidiary, Apption Labs Limited (d/b/a MEATER) (the “Separation Agreement”). This letter amendment (this “Amendment”) amends the Separation Agreement. Capitalized terms not defined herein shall have the meanings given to them in the Separation Agreement. Capitalized terms defined herein shall be incorporated into the Separation Agreement as amended herein.

Effective as of the date above, this Separation Agreement is hereby amended as follows:

1.Section 1.2 of the Separation Agreement is hereby amended and restated in its entirety as follows:

“1.2.    Equity Awards. Employee and the Company acknowledge and agree that as of the Effective Date, Employee holds 529,783 unvested time-based restricted stock units and 131,385 unvested performance stock units (collectively, the “Equity Awards”) granted to Employee under the 2021 Incentive Award Plan (the “Plan”) maintained by Traeger, Inc. (“Parent”) and, in each case, subject to the terms and conditions set forth in an award agreement by and between Parent and Employee (each, an “Award Agreement”). For the avoidance of doubt, the time-vesting restricted stock unit Equity Award granted to Employee on April 10, 2025 (the “2025 RSUs”) and the performance-vesting restricted stock unit Equity Award granted to Employee on April 10, 2025 (the “2025 PSUs” and, together with the 2025 RSUs, the “2025 Equity Awards”), will remain outstanding and continue to vest in accordance with their terms.”

2.Section 2.1 of the Separation Agreement is hereby amended and restated in its entirety as follows:

“2.1.    If Employee remains employed until the Termination Date then, subject to Employee executing a second release of claims in substantially the form attached hereto as Exhibit A (a “Retirement Release”), on or within 21 days following the Termination Date, and non-revocation of the Retirement Release during the seven day period following the date on which the Retirement Release is executed, then (a) Employee shall be entitled to full accelerated vesting of the 2025 RSUs (b) the 2025 PSUs shall remain outstanding and eligible to vest as set forth in Section 2.3(b) of the Award Agreement evidencing such Equity Award (the “Retirement Vesting”).”

3.This Amendment shall be and hereby is incorporated into and forms a part of the Separation Agreement.

4.Except as specifically set forth herein, all terms and conditions of the Separation Agreement shall remain in full force and effect.

Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing below.

Sincerely,

Traeger Pellet Grills, LLC

By: /s/ Courtland Astill
______________________
Courtland Astill
General Counsel
Agreed and Acknowledged:

/s/ James H. Hardy, Jr.
______________________
James H. Hardy, Jr.

SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”), dated as of December 16, 2025 (the “Effective Date”) is entered into by and between James H. Hardy, Jr., an individual (“Employee”), and Traeger Pellet Grills, LLC (the “Company”) on its own behalf and on behalf of its wholly owned subsidiary, Apption Labs Limited (d/b/a MEATER) (“MEATER”). Each of Employee and the Company are collectively referred to herein as the “Parties,” and each individually as a “Party.”
A.    WHEREAS, the Company and Employee are party to that certain Offer of Employment Letter, dated February 25, 2021 (as amended, the “Offer Letter”), as amended by that certain Letter Agreement, dated December 4, 2023 (the “Letter Agreement”) and that certain Non-competition, Confidentiality, Non-Solicitation Agreement, and Assignment of Invention, dated March 11, 2021 (the “NDA”);
B.    WHEREAS, pursuant to the terms and conditions of the Letter Agreement, Employee is currently employed by the Company as President of MEATER (“MEATER President”);
C.    WHEREAS, on December 3, 2025, the Company and Employee will jointly announce that Employee will step down as MEATER President effective December 31, 2025 (the “Transition Date”) and will terminate employment with the Company no later than April 30, 2026 (the “Termination Date”); and
D.    WHEREAS, from the Transition Date through the Termination Date, Employee will provide to the Company advisory and other services to facilitate a smooth transition of the MEATER President position and for other business purposes, as requested by the Company.
NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree as follows:
1.Employment Through and Following the Transition Date.

1.1.Employment Generally.

(a)From the Effective Date through the Transition Date, Employee will continue to be employed by the Company in the role of President of MEATER on the same terms and conditions of employment as of immediately prior to the Effective Date. During such period, Employee will fulfill all his regular job duties and responsibilities as MEATER President and will transition such job duties and responsibilities to the MEATER general manager.

(b)Effective as of the Transition Date, Employee will (i) cease serving as MEATER President, (ii) be deemed to have resigned from all offices and directorships held at the Company, MEATER and each of their affiliates and (iii) remain employed on a full-time basis as a non-officer employee of Traeger (providing advisory and transition services).

Employee agrees to execute any documentation requested by the Company to effectuate any resignation(s) described in the preceding sentence.

(c)From the Transition Date through the Termination Date, subject to and conditioned upon Employee’s execution and delivery of an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) on or within 21 days following the Transition Date, and the non-revocation of the Release during the seven day period following the date on which the Release is executed, Employee shall continue to (i) receive Employee’s base salary, payable on the Company’s regularly scheduled payroll periods, (ii) be eligible for the tax equalization payments, as set forth in the first bullet of the section of the Letter Agreement titled “Tax Equalization and Tax Preparation” and subject to the terms thereof, (iii) participate in the Company’s employee benefit plans in accordance with the terms of those plans (collectively, the “Continuing Compensation”), (iv) be eligible for the tax preparation reimbursements, as set forth in the second bullet of the section of the Letter Agreement titled “Tax Equalization and Tax Preparation” and subject to the terms thereof (the “U.K. Tax Reimbursement Benefit”) and (v) eligible to vest in the Equity Awards according to the terms and conditions of the Plan and the applicable Award Agreement (each, as defined below). Employee further agrees and acknowledges that, other than the Continuing Compensation, the U.K. Tax Reimbursement Benefit, and his Equity Awards, Employee will not be eligible for any other compensation or benefits set forth in the Offer Letter or Letter Agreement, including, without limitation, any annual discretionary bonus in respect of calendar year 2025 (and, for clarity, any calendar year thereafter). Regular payroll and tax withholdings, together with all other deferrals or deductions authorized by Employee, and other deductions and tax consequences required by law shall continue to apply to the Continuing Compensation (based on Employee’s most recent form W-4).

1.2.Equity Awards. Employee and the Company acknowledge and agree that as of the Effective Date, Employee holds 529,783 unvested time-based restricted stock units and 131,385 unvested performance stock units (collectively, the “Equity Awards”) granted to him under the 2021 Incentive Award Plan (the “Plan”) maintained by Traeger, Inc. (“Parent”) and, in each case, subject to the terms and conditions set forth in an award agreement by and between Parent and Employee (each, an “Award Agreement”).

1.3.Certain Acknowledgements. Employee acknowledges and agrees that none of (i) Employee’s cessation of serving as MEATER President and resignation from all offices and directorships held at the Company, MEATER and each of their affiliates on the Transition Date, in each case, (ii) the appointment of a new MEATER President on or after the Transition Date, and/or (iii) entering into this Agreement (including any changes herein to Employee’s compensation and/or duties and responsibilities), in any case and whether taken individually or in any combination, constitute or will constitute an event giving rise to “Good Reason” for purposes of this Agreement or any other agreement between Employee and the Company and/or its affiliates (including, without limitation, Parent’s Executive Change in Control Severance Plan and the Award Agreements).

1.4.Termination of Employment. Notwithstanding anything to the contrary in this Agreement, the Company may terminate Employee’s employment for Cause at any time before the Termination Date. If the Company terminates Employee’s employment for Cause (as defined in Section 19 of this Agreement), Employee will not be eligible to receive any Continuing Compensation following the date on which Employee’s employment with the Company terminates.

2.Retirement Vesting.

2.1.If Employee remains employed until the Termination Date then, subject to Employee executing a second release of claims in substantially the form attached hereto as Exhibit A (a “Retirement Release”), on or within 21 days following the Termination Date, and non-revocation of the Retirement Release during the seven day period following the date on which the Retirement Release is executed, then (a) Employee shall be entitled to vesting of one-third of the time-vesting restricted stock unit Equity Award granted to him on April 10, 2025 (total vesting (118,472 RSUs) and (b) the performance-vesting restricted stock unit Equity Award granted to him on April 10, 2025 shall remain outstanding and eligible to vest as set forth in Section 2.3(b) of the Award Agreement evidencing such Equity Award (the “Retirement Vesting”).

2.2.Notwithstanding the foregoing, if Employee materially breaches any provision of this Agreement, the NDA or any other written agreement between Employee and Parent or its subsidiaries (including, without limitation, the Company and MEATER) that contains restrictive covenants (e.g., confidentiality, invention assignment, non-solicitation, non-disparagement), or is terminated for Cause, Employee shall forfeit the compensation and benefits set forth in Section 1.1(c) and the Retirement Vesting (such that all restricted units that vested or remain outstanding and eligible to vest pursuant to the Retirement Vesting shall automatically be forfeited and terminated as of the date of such breach) and Employee shall promptly reimburse the Company for any payment or property received in connection with the foregoing upon demand from the Company.

3.Clawback Policy. Notwithstanding anything in this Agreement or any other agreement between Employee and the Company, Employee agrees that Employee remains subject to, and any compensation paid to Employee under this Agreement or otherwise will be subject to any clawback or recoupment policy adopted by the Company or Parent from time to time that is, by its terms, applicable to Employee, including the Parent’s Policy for Recovery of Erroneously Awarded Compensation, as may be amended from time to time.

4.Compliance. Employee represents and warrants to the Company that up through the Effective Date, Employee performed Employee’s duties in compliance with all Company policies and all applicable local, state and federal laws and regulations.
5.Further Assurances. Each Party agrees to execute and deliver, or cause to be executed and delivered, all such documents and instruments and to take, or cause to be taken all such further or other actions as are reasonably necessary or desirable upon the request of any other Party to more fully effectuate the purposes and intent of this Agreement.
6.Governing Law and Venue. The Parties expressly agree that this Agreement shall be governed solely by the laws of the State of Florida, without regard to its principles of conflict of laws. Any legal proceedings arising out of or relating to this Agreement shall be exclusively brought in the state or federal courts located in Pensacola, Florida.

7.Severability. If any part of this Agreement is construed or determined by a court of competent jurisdiction to be in violation of any applicable law, such part shall be modified to achieve the objective of the Parties to the fullest extent permitted by applicable law and the balance of this Agreement shall remain in full force and effect. The Parties agree that in the event that any provision in the NDA is deemed by a court of competent jurisdiction to be overbroad, unduly restrictive, or otherwise unenforceable, such court may modify such provision as necessary to make such modified provision enforceable under applicable law or, if such provision cannot be modified to comply with applicable law, then to delete such portions of the provision that are unenforceable, which will not affect the enforceability of the remaining provisions of the NDA.

8.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with this Agreement.

9.Attorneys’ Fees. If any action in law or in equity is brought by any Party to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs, and disbursements, including without limitation expert witness fees, paralegal fees, deposition transaction fees, and other related fees and expenses, in addition to any other relief to which such Party may be entitled, up through a final appeal.

10.Assignment. Employee may not assign any of Employee’s rights or obligations under this Agreement without the prior written consent of the Company. The Company may assign any or all of its rights or obligations under this Agreement without the prior written consent of Employee.

11.Advice of Counsel and Knowing Execution. Employee acknowledges that Employee has been advised by the Company to consult with, and seek the advice of, a personal attorney of Employee’s choice prior to executing this Agreement in connection with the negotiation, drafting and execution of this Agreement, including, without limitation, the choice of law provision contained in Section 6 and his obligations under the NDA. Employee represents and warrants that Employee has, in fact, retained a personal attorney for such purpose and has received the advice of such attorney with respect to the terms of this Agreement and the NDA, and the negotiation of this Agreement, prior to entering into either and including, without limitation, with respect to the provisions noted in the preceding sentence. Employee acknowledges that this Agreement is written in a manner understandable to Employee. Employee acknowledges and understands this is a legal contract and that Employee is signing this Agreement knowingly, freely and voluntarily and that Employee has not been threatened, coerced or intimidated into making the same. Employee acknowledges that Employee has had ample and reasonable time to consider this Agreement and the effects and import of it and that Employee has fully dwelt on it in Employee’s mind and has had such counsel and advice, legal or otherwise, as Employee desires in order to make this Agreement. Employee has read and fully considered this Agreement and understands and desires to enter into it. The terms of this Agreement were derived through mutual compromise and are fully understood.

12.Entire Agreement. This Agreement, including any exhibits, the NDA and the Award Agreements, contains the entire agreement among the Parties with respect to Employee’s transition to a non-executive employee and his ultimate separation from employment, and there are no promises or understandings outside of this Agreement with respect to Employee’s separation from employment with the Company, and any prior discussions and negotiations with respect to the subject matter of this Agreement are superseded by this Agreement (including the Offer Letter and Letter Agreement, other than as expressly set forth herein with respect to the section of the Letter Agreement titled “Tax Equalization and Tax Preparation”). Nothing herein shall supersede or constitute a waiver of Employee’s obligations under the NDA and the Parties confirm that the NDA remains binding on, and enforceable by, them during Employee’s employment and after termination of Employee’s employment with Company, as outlined in the NDA.
13.Amendment; Waiver. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by the Parties. Any waiver by a Party of a breach by the other Party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
14.Third Party Beneficiary. All of the Releasees (as defined in the Release) are intended third-party beneficiaries to the terms of this Agreement. Other than with respect to the Releasees, no third party shall have any rights under this Agreement and none of the terms, covenants, obligations, or rights contained in this Agreement are or shall be deemed to be for the benefit of any person or entity other than the Parties and their respective successors and assigns.
15.Counterparts. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile, by electronic mail (e-mail) in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing an original signature.
16.No Representations or Statements of Inducement. Employee acknowledges that neither the Company, any of the Releasees, nor any officer, agent, representative, or attorney of or for any of them, has made any statement or representation to Employee regarding any fact relied upon in entering into this Agreement, and Employee has not relied upon any statement, representation or promise in executing this Agreement or in making the settlement provided for herein, except as expressly stated in this Agreement.

17.No Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement will be deemed or construed at any time for any purpose as an admission by the Company or any of its affiliates (including Parent or MEATER) of wrongdoing or evidence of any liability or unlawful conduct of any kind. Neither this Agreement nor anything in this Agreement will be admissible in any proceeding as evidence of liability or wrongdoing by the Releasees. This Agreement may be introduced, however, in any proceeding to enforce the Agreement, and any such introduction shall be pursuant to an order protecting its confidentiality.

18.Breach of Agreement by Employee. It will be a breach of this Agreement for Employee to engage in any of the below conduct and the occurrence of any one or more of the following shall constitute “Cause” for purposes of this Agreement:

(a)Employee’s willful misconduct or gross negligence in the performance of Employee’s duties, in either case, which causes Parent or any of its subsidiaries (including the Company and MEATER) material harm;
(b)Employee’s repeated willful failure to follow the lawful directives of the Parent’s Board of Directors that are not inconsistent with Employee’s position (other than as a result of death or physical or mental incapacity), in either case, which causes Parent or any of its subsidiaries (including the Company and MEATER) material harm;
(c)Employee’s conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude if it impacts the reputation or goodwill of Parent or any of its subsidiaries (including the Company and MEATER);
(d)Employee’s performance of any material act of theft, embezzlement, fraud, dishonesty or misappropriation of the property of Parent or any of its subsidiaries (including the Company and MEATER);
(e)Employee’s use of illegal drugs, or Employee’s abuse of alcohol that materially impairs Employee’s ability to perform Employee’s duties contemplated hereunder; or
(f)Employee’s breach of any obligation under Employee’s NDA or any other written agreement with Parent or any of its subsidiaries (including the Company and MEATER) or under any applicable policy of Parent or any of its subsidiaries (including the Company and MEATER) that has been provided to or made available to Employee (including any code of conduct or harassment policies) which could cause Parent or any of its subsidiaries (including the Company and MEATER) material harm.

[Remainder of page intentionally left blank; signature page to follow]

    IN WITNESS WHEREOF, the Company has executed this Agreement on the date indicated above and Employee has executed this Agreement as of the Effective Date.

COMPANY:

Traeger Pellet Grills, LLC

By: /s/ Courtland Astill
Courtland Astill
General Counsel

EMPLOYEE:

/s/ James H. Hardy, Jr.
James H. Hardy, Jr.

[Signature page to Separation Agreement]

EXHIBIT A
GENERAL RELEASE

1.Release. In consideration of the payments and benefits set forth in Section [ ò ]1 of that certain Separation Agreement, dated December [____], 2025, by and between the undersigned (“Employee”) and Traeger Pellet Grills, LLC (the “Company”), to which this Release is attached, and other good and valid consideration (the “Release Consideration”), the receipt and adequacy of which is hereby acknowledged, Employee does hereby release and forever discharge the “Releasees” hereunder, consisting of the Company’s parent, Traeger, Inc. (“Parent”), and Parent’s partners, subsidiaries (including, without limitation, the Company and Apption Labs Limited (d/b/a MEATER)), associates, affiliates, successors, heirs, assigns, directors, officers and employees of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Employee now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or service, or termination of employment or service, of Employee by the Releasees, or any of them; any alleged breach of any express or implied contract of employment or service; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment or service of Employee; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act (“ADEA”), the Americans With Disabilities Act.
2.Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of Employee (i) to the Release Consideration, (ii) to payment or benefits as a holder of any securities of Parent or any of its subsidiaries, (iii) to accrued or vested benefits Employee may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with Parent or any of its subsidiaries, (iv) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between Employee and Parent or any of its subsidiaries, under any directors’ and officers’ liability insurance policy or under the bylaws, certificate of incorporation or other similar governing document of Parent or any of its subsidiaries, (v) to any Claims which cannot be waived by an employee under applicable law or (vi) with respect to Employee’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.
3.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Employee from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with,
1 Note to Draft: Include Section “1.1(c)” for the Release to be signed on or within 21 days following the Transition Date and Section “2.1” for the Release to be signed on or within 21 days the Termination Date.

cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), (1) Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) Employee acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
4.Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Employee may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity.
5.No Action. Employee agrees that if Employee hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, this provision shall not apply to any suit or Claim to the extent it challenges the effectiveness of the Release with respect to a claim under the ADEA.
6.No Admission. Employee further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to Employee.
7.OWBPA. Employee agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims Employee has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the ADEA. In accordance with the Older Worker’s Benefit Protection Act, Employee is hereby advised as follows:

7.1.Employee has read the terms of this Release, and understands its terms and effects, including the fact that Employee agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;
7.2.Employee understands that, by entering into this Release, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Release, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Release;
7.3.Employee has signed this Release voluntarily and knowingly in exchange for the Release Consideration, which Employee acknowledges is adequate and satisfactory to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled;
7.4.The Company advises Employee to consult with an attorney prior to executing this Release;
7.5.Employee has been given at least 21 days in which to review and consider this Release. To the extent that Employee chooses to sign this Release prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the 21-day period; and
7.6.Employee may revoke this Release within seven days from the date Employee signs this Release and this Release will become effective upon the expiration of that revocation period if Employee has not revoked this Release during such seven-day period. If Employee revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to the Company’s General Counsel, Courtland Astill, via electronic mail at castill@Traeger.com, on or before 11:59 p.m. Mountain time on the seventh day after this Release is executed by Employee.
8.Acknowledgement. Employee acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by Employee with respect to the matters released in this Release, and Employee agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.
9.Governing Law. This Release is deemed made and entered into in the State of Florida, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Florida, to the extent not preempted by federal law.
IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

        James H. Hardy Jr.